China Architectural Regains Compliance with NASDAQ Listing Rules

CHANGZHOU, China, January 10, 2011-- China Architectural Engineering, Inc. (Nasdaq:CAEID), a self-developer of online games and a provider of high-end building envelope architectural systems, today announced that it has been informed by NASDAQ that the Company is in compliance with all NASDAQ listing standards, including the minimum price bid requirement.   As required under NASDAQ’s Listing Rules, the Company's common stock was required to maintain a closing bid price of $1.00 or more per share for at least ten consecutive trading days.

About China Architectural Engineering

China Architectural Engineering, Inc. is a self-developer of online games and provider of high-end building envelope architectural systems. Through its subsidiary, Shanghai ConnGame Network, the Company leverages its innovative game engines, scalable development platforms, and accomplished production teams to develop and operate MMORPGs. The first game "Warring State" focuses on China's historic themes and the second game "Revolution" focuses at Western fantasy style. The Company also provides design, engineering, fabrication and installation services of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems. For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com.

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, the effect of the reverse stock split on the trading price of the Company's stock; the Company's ability to maintain a one dollar minimum bid price of its common stock going forward; difficulties in moving into the online gaming market; the Company's ability to integrate the personnel and operations of the Company and ConnGame that was acquired in the third quarter 2010; the Company's failure to make required payments under the waiver agreement and ability to negotiate with the bondholders for an extension; the effect of dilution if the conversion price of the bonds are adjusted downward due to the Company's failure to comply with the waiver; the Company's ability to successfully and timely develop and commercially launch its first MMORPG game; identification and remediation of the Company's deficiencies and weaknesses in its internal controls over financial reporting; ability to identify and secure debt, equity, and/or other financing required to continue the operations of the Company; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; increasing provisions for bad debt related to the Company's accounts receivable; fluctuation and unpredictability of costs related to our products and services; adverse capital and credit market conditions; fluctuation and unpredictability of costs related to the Company's products and services; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions; and various other matters, many of which are beyond our control. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

Investor Contact:

Email: ir@caebuilding.com